Exhibit 1.2

Lease Agreement

Lessor: Taiwan Furniture Manufacturers’ Association (Party A)

Lessee: Applied Optoelectonics, Inc., Taiwan Branch (Party B)

With respect to the lease of the premises, both parties hereby enter into this Lease Agreement (the "Agreement") and agree as follows:

Article 1	Location of the Premises and Scope of Use

The premises (the "Premises") are located at 2F, No. 700, Jhongjheng Rd., Jhonghe District, New Taipei City 23552, Taiwan (R.O.C.).

Scope of use: subject to the ownership certificate (including the building in which Premises are located (the "Building") and the allocated public utilities area)

Lease area: subject to the ownership certificate

Lease purpose: office

Article 2	Lease Term

The lease will be valid for six months, starting on March 19, 2014 and ending on September 18, 2014. Party A shall deliver the Premises "as is" to Party B upon execution and performance of this Agreement.

Article 3	Rent and Deposit

3.1	The rent will be NTD 112000 per month (including 5% tax). Party B shall, with respect to the rent for the whole lease period, issue in one installment the checks the issuance date of which will be the first date of each lease period, and shall not withhold or delay the payment thereof for any reasons.

3.2	The deposit will be NTD 224000 and shall be paid by Party B to Party A at the time of execution of this Agreement. Party A shall return such deposit to Party B without interest after Party B vacates and returns the Premises to Party A upon termination or expiration of this Agreement, subject to deduction of any fees payable by Party B.

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Article 4	Limits on the Use of the Premises

4.1 Party B shall not sublease, lent, transfer all or any part of the Premises or otherwise allow any person to use the Premises in any disguised manner.

4.2 Party B shall vacate and return the Premises upon termination or expiration of this Agreement and shall not claim any rights against Party A or require Party A to pay any relocation fee or any other fees. In case of delay, Party A shall have the right to take back the Premises without liability to Party B.

4.3 The Premises shall be used to the extent permissible by laws and shall not be used for any illegal purpose or for storing any objects endangering the public security.

4.4 Party B shall not conduct any decoration or maintenance works without the approval of Party A provided that Party B shall not damage the security of the original structure or violate the relevant construction regulations.

4.5 Party B shall comply with the rules applicable to the residents of the Building.

Article 5	Responsibility for risks

5.1 Party B shall be responsible for repairing any damage to the Premises caused by any intentional misconduct by Party B or indemnifying Party A against such damage.

5.2 Party A shall be responsible for any damages to the Premises caused by any reasons not attributable to Party B. If the Premises are still unusable or unfit for the intended purpose after being repaired, Party B may terminate this Agreement.

5.3 In case of any outstanding payment of rent or damages caused by any misuse of the Premises, Party A may deduct such rent or damages from the deposit.

Article 6	Others

6.1 The property tax shall be borne by Party A and the water, electricity and management fees related to the use of the Premises shall be borne by Party B.

6.2 Any outstanding payment under this Agreement shall be paid by Party B or deducted from the deposit by Party A prior to the termination or expiration of the term of this Agreement.

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6.3 Any furniture left in the Premises after Party B moves or this Agreement expires shall be deemed abandoned by Party B and Party A shall have the right to dispose of such furniture. Any costs related to such disposal shall be borne by Party B and paid as set forth above.

6.4 Any party may early terminate this Agreement by giving an one-month prior notice to the other party. In the event that Party B intends to early terminate this Agreement, it shall pay to Party A an indemnification in an amount of two month rent. In the event that Party A intends to early take back the Premises, it shall pay to Party B an indemnification in an amount of two month rent. Conditions will be negotiated if both parties intend to terminate this Agreement.

6.5 In the event that Party B intends to renew the lease, it shall notify Party A in writing two months in advance and enter into a separate agreement upon approval by Party A, otherwise, the lease will be terminated automatically upon the expiration of this Agreement.

6.6 The deposit paid by Party B shall be returned to Party B within 15 days upon expiration of this Agreement, provided that the Premises shall be returned to Party A and all the water, electricity and management fees shall be settled subject to the records in the water and electricity meters. It is agreed that the deposit is free from interest and cannot be set off against any rent and Party B shall vacate the Premises, cancel the registration or the registered address of the company or plant and deliver such deregistration certificate to Party A before delivering the Premises to Party A.

6.7 No objects or goods shall be stored in the public space at the exit of the elevator for the purpose of cleanliness and non-obstruction of passageway.

6.8 Any notice given under this Agreement shall be delivered, if to Party A, to the address where this Agreement is executed and if to Party B, to the Premises. Upon delivery to such addresses, such notice shall be deemed to have been duly given, regardless of whether the recipient refuses or fails to receive for any reason such notice.

6.9 During the term of this Agreement, Party A shall be responsible for repairing, and Party B shall be responsible for maintaining, the air conditioners in the Premises. In addition, all the costs related to the repair and maintenance of firefighting and electricity equipment, whether installed by Party A, shall be borne by Party B.

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Article 7	Responsibility for Breach

7.1 In the event that Party B uses the Premises in breach of this Agreement and fails to take any remedial actions or fails to fully cure its breach within 14 days after receiving the reminder letter of Party A, Party A shall have the right to terminate this Agreement.

7.2 Party B shall vacate the Premises and return it to Party A as of the termination or expiration date of this Agreement and shall not make any delay or claim any rights for any reasons. In the event that Party B fails to vacate and return to Party A the Premises on a timely basis, Party A may impose the penalty in an amount of two times the rent on Party B until Party B vacates the Premises.

7.3 In the event that any party breaches this Agreement, thus prejudicing the rights of the other party, the breaching party shall indemnify the non-breaching party and bear any legal fee and attorney fee calculated at the lowest rate authorized by the tax bureau or any other relevant costs.

7.4 In the event that Party B is delinquent in payment of rent for two months and fails to make such payment upon notice given by Party A, Party A may terminate this Agreement and deem all the properties in the Premises as abandoned without liability to Party.

7.5 In case of breach on the part of one party, the other party may terminate this Agreement and seek indemnification for damages, if any.

Article 8	Jurisdiction

Both parties agree to perform this Agreement on the principle of good faith and that the Xinbei District Court of Taiwan will be the court of first instance having jurisdiction over all disputes arising from or in connection with this Agreement.

Enforcement

Enforcement measures shall be taken in the event that the Lessee fails to pay the rent or penalties on a timely basis or surrender the Premises upon expiration of this Agreement or the Lessor fails to return the deposit upon expiration of this Agreement.

In witness thereof, both parties accept the above terms and conditions and agree to execute in writing this Agreement in three copies and each party shall keep one copy.

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Signed by:

Lessor: Taiwan Furniture Manufacturers’ Association (Party A)

Responsible person: Jian Guohui

Reference number: 0096550

Address: Building 6, No. 249 Section 1 of Fuyu South Road, Rencili, Da'An District, Taibei

Telephone:

Lessee: Applied Optoelectonics, Inc., Taiwan Branch (Party B)

Responsible person: Thomson Lin

Reference number: 0096550

Address: No. 1, 6th floor, No. 700 Road Zhongzheng, Zhonghe District, Xinbei

Telephone:

Date: March 18, 2014

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